UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25
                          NOTIFICATION OF LATE FILING

                         Commission File No. 000-27339


(CHECK ONE):  |_| Form 10-K    |_| Form    |_| 20-F    |_| Form    |_| 11-K
            |X| Form 10-QSB    |_| Form N-SAR    |_| Form N-CSR

            For Period Ended:   March 31, 2004

            |_|  Transition Report on Form 10-K and Form 10-KSB
            |_|  Transition Report on Form 20-F
            |_|  Transition Report on Form 11-K
            |_|  Transition Report on Form 10-Q and Form 10-QSB
            |_|  Transition Report on Form N-SAR
            For the Transition Period Ended:          N/A
                                             ----------------------

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contain herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant             BPK RESOURCES, INC.
                        --------------------------------------------------------

Former Name if Applicable
                          ------------------------------------------------------

Address of Principal Executive Office (Street and Number)
                                                          ----------------------
                      5858  Westheimer Street, Suite 709
--------------------------------------------------------------------------------


City, State and Zip Code            Houston, Texas 77057
                         -------------------------------------------------------

                                    PART II
                            RULES 12B-25(B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant was unable to timely file its Quarterly Report on Form 10-QSB for the 3-month period ended March 31, 2004 due to delays the Registrant experienced in gathering certain financial information necessary to ensure the accurate reporting of the information contained in the Quarterly Report.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Cecile T. Coady                               (713) 978-7991
      --------------------------------------------------------------------------
        (Name)                                  (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 |X| Yes  |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 |X| Yes  |_| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made. See Attachment A.


                              BPK RESOURCES, INC.
                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 18, 2004                          By: /s/ Cecile  T.  Coady
     -----------------------------------        -----------------------
                                                Cecile T.  Coady, President,
                                                Treasurer and Secretary

      INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION
      INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).